Auto-Callable Enhanced Return Dual Directional Buffer Notes Linked to the Least Performing of Three Underliers Due August 23, 2028

PRODUCT CHARACTERISTICS
•	Call Feature — If, on the Call Observation Date, the closing value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically called for a return of at least 44% (to be determined on the Trade Date). No further payments will be made on the Notes.

•	Enhanced Return Potential — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, at maturity, investors will receive a return equal to 200% of the Underlier Return of the Least Performing Underlier.

•	Absolute Value Return — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value, at maturity, investors will receive a one-for-one positive return equal to the absolute value of the Underlier Return of the Least Performing Underlier.

•	Principal at Risk — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage.

KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017PKP5
Underliers:	The common stock of Broadcom Inc. (Bloomberg symbol “AVGO UW”), the common stock of GE Vernova Inc. (Bloomberg symbol “GEV UN”) and the common stock of Vistra Corp. (Bloomberg symbol “VST UN”)
Trade Date:	August 18, 2025
Issue Date:	August 21, 2025
Valuation Date:	August 18, 2028
Maturity Date:	August 23, 2028
Call Feature:	If, on the Call Observation Date, the closing value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to at least $1,440 (at least 144% of the principal amount), to be determined on the Trade Date. No further payments will be made on the Notes.
Call Observation Date:	August 24, 2026
Call Settlement Date:	August 27, 2026
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier × Participation Rate)

•   If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value, an amount equal to:

$1,000 + (-1 × $1,000 × Underlier Return of the Least Performing Underlier)

In this case, you will receive a positive return on the Notes equal to the absolute value of the Underlier Return of the Least Performing Underlier, even though the Underlier Return of the Least Performing Underlier is negative. In no event will this return exceed 30%.

•   If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return of the Least Performing Underlier + Buffer Percentage)]

If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose some or a substantial portion of your principal amount at maturity.

KEY TERMS (continued)
Participation Rate:	200% (applicable only at maturity if the Notes are not automatically called)
Buffer Percentage:	30%
Buffer Value:	With respect to each Underlier, 70% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
PAYOFF DIAGRAM (IF THE NOTES ARE NOT AUTOMATICALLY CALLED)

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009909/dp232729_424b2-us2896mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $850.00 and $900.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Substantial Portion of the Principal Amount at Maturity.

•	Your Potential Payment If the Notes Are Automatically Called Is Limited.

•	Your Potential for a Positive Return from Depreciation of the Least Performing Underlier Is Limited.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underliers Perform Better.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

•	The Notes Are Subject to an Automatic Call.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.

•	You Will Not Have Any Rights to Any Underlier.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433